Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847.735.4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847.735.4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS FIRST QUARTER RESULTS
WEAK MARKET CONDITIONS CONTINUE;
COMPANY MAINTAINS FOCUS ON CASH FLOW

LAKE FOREST, Ill., April 30, 2009 -- Brunswick Corporation (NYSE: BC) reported today results for the first quarter of 2009:

●	Total sales of $734.7 million were down 45 percent versus 2008, primarily the result of marine sales that dropped by 52 percent from year-ago levels.

●
A net loss of $184.2 million, or $2.08 per diluted share, which includes $39.6 million, or $0.45 per diluted share, of restructuring charges and $0.40 per diluted share of non-cash charges for special tax items.

●	Cash on hand at quarter’s end was $359.1 million, up from the 2008 year-end balance of $317.5 million. The revolving credit facility remained undrawn throughout the quarter.

●	Total restructuring charges for 2009 are estimated to be approximately $75 million, or $0.85 per diluted share.

●	The company expects to generate additional 2009 cost reductions of approximately $40 million, aggregating to savings of $240 million for the year versus the $200 million of savings previously announced.

        “Our businesses continued to be under pressure from a variety of harsh economic factors that affected both domestic and international demand for our products, especially in our recreational marine markets,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.
“The year began as expected with the continuation of unprecedented low levels of demand experienced in the second half of 2008, especially during the fourth quarter.  Retail demand for marine products was impacted in the first quarter of 2009 by declining consumer confidence and the tightening of consumer credit terms by national lenders.  As our dealers work through this difficult economic climate, we continue to reduce our wholesale shipments to reduce the number of boats and engines on their showroom floors.  Additionally, we experienced lower equipment orders from our fitness and bowling products customers,” McCoy said.
 “Although these factors had a negative effect on our revenues and earnings, we are successfully managing our businesses for cash and maintained excellent levels of liquidity throughout the quarter.  This was demonstrated by the $359 million of cash on our balance sheet at the end of the quarter, a $42 million increase from year-end levels,” McCoy added.

First Quarter Results

For the first quarter of 2009, the company reported net sales of $734.7 million, down from $1,346.8 million a year earlier.  For the quarter, the company reported an operating loss of $127.5 million, which included $39.6 million of restructuring charges.  In the first quarter of 2008, the company had operating earnings of $10.3 million, which included $22.2 million of restructuring charges.
For the first quarter of 2009, Brunswick reported a net loss of $184.2 million, or $2.08 per diluted share, as compared with net earnings of $13.3 million, or $0.15 per diluted share, for the first quarter of 2008.  Diluted loss per share for the first quarter of 2009 included restructuring charges of $39.6 million, or $0.45 per diluted share, and a $0.40 per diluted share charge for special tax items, primarily related to increases in state and foreign deferred tax valuation allowances resulting from cumulative losses reported by the company.  Diluted earnings per share, for the first quarter of 2008, included $22.2 million, or $0.16 per diluted share, of restructuring charges and an investment sale gain of $0.10 per diluted share.

Change in Segment Reporting

During the first quarter of 2009, the company realigned the management of its marine service, parts and accessories businesses.  The Boat segment’s parts and accessories businesses of Attwood, Land ‘N’ Sea, Benrock, Inc., Kellogg Marine, Inc. and Diversified Marine Products, L.P. are now being managed by the Marine Engine segment’s service and parts business leaders.  As a result, the marine service, parts and accessories operating results previously reported in the Boat segment are now being reported in the Marine Engine segment and the results for 2007 and 2008 have been restated (by quarter) to reflect this change and are attached as an appendix to this news release.

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $343.9 million in the first quarter of 2009, down 45 percent from $628.6 million in the year-ago first quarter.  International sales, which represented 43 percent of total segment sales (net of Marine eliminations) in the quarter, declined by 45 percent on a year-to-year basis.  For the quarter, the Marine Engine segment reported an operating loss of $50.6 million, including restructuring charges of $11.7 million.  This compares with operating earnings of $33.6 million in the year-ago quarter, including $1.5 million of restructuring charges.
Sales were off across all Marine Engine operations with sterndrive engines experiencing a greater sales decline than outboard engines.  However, sales from the marine service, parts and accessories businesses were down significantly less than our other marine businesses.
                Mercury’s manufacturing facilities continued to cut production rates and take plant furloughs during the quarter in response to lower retail demand and to reduce pipeline levels.  Lower sales and reduced fixed-cost absorption on lower production had an adverse effect on operating earnings, which were partially offset by reduced expenses.

Boat Segment

The Boat segment is comprised of the Brunswick Boat Group and includes 17 boat brands.  The Boat segment reported net sales for the first quarter of 2009 of $205.3 million, down 64 percent compared with $565.6 million in the first quarter of 2008.   International sales, which represented 40 percent of total segment sales in the quarter, decreased by 59 percent during the period.  For the first quarter of 2009, the Boat segment reported an operating loss of $72.3 million, including restructuring charges of $25.0 million.  This compares with an operating loss of $17.4 million, including restructuring charges of $13.8 million in the first quarter of 2008.
Boat manufacturing facilities also continued to significantly cut production rates and take plant furloughs during the quarter to address inventory levels held throughout the pipeline.  Lower sales and reduced fixed-cost absorption on lower production had an adverse effect on operating earnings, which were partially offset by reduced expenses.

Fitness Segment

The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the first quarter of 2009 totaled $118.6 million, down 21 percent from $149.2 million in the year-ago quarter.  International sales, which represented 45 percent of total segment sales in the quarter, declined by 16 percent on a year-to-year basis.   For the quarter, the Fitness segment reported operating earnings of $0.3 million, including $1.0 million of restructuring charges.  This compares with operating earnings of $8.1 million in the year-ago quarter.
Commercial equipment sales, which account for the largest percentage of Fitness segment sales, declined in the quarter as gym and fitness club operators remained cautious about ordering equipment.  Sales of consumer exercise equipment were down even more year-over-year, reflecting the effects of the weak economy.  Operating earnings reflected the unfavorable effect of the reduced sales, which was partially mitigated by reduced expenses.

Bowling & Billiards Segment

The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.   Segment sales in the first quarter of 2009 totaled $99.9 million, down 12 percent compared with $113.6 million in the year-ago quarter.  For the quarter, the segment reported operating earnings of $10.6 million, including restructuring charges of $0.8 million.  This compares with operating earnings of $0.9 million, including restructuring charges of $5.6 million in the first quarter of 2008.
Retail bowling revenues declined by mid-single digits during the quarter.  The bowling products and billiards businesses experienced greater sales declines, as bowling center operators and billiards retail customers remained cautious about purchases.  Operating earnings benefited from cost reductions and lower restructuring charges in the segment, partially offset by lower revenue levels.

Outlook

“We are not planning for any meaningful economic recovery in 2009 and our near-term focus remains clear, which is to: maintain strong liquidity without additional borrowings, take all appropriate actions to maintain dealer health and position ourselves to exit this global downturn as a stronger company,” McCoy said.
“Our plan requires that we continue to: (1) manage our businesses for cash, with a focus on inventory reductions, (2) produce and sell at wholesale below retail sales levels, (3) evaluate our cost structure and take the appropriate actions necessary to match the overall demand in the marketplace and (4) execute against our core strategic platforms, which will enable us to advance in our industries and maintain our leading brands and market position.
“Our full-year 2009 results will be negatively affected by lower sales levels, reduced fixed-cost absorption, and higher pension-related expenses when compared with 2008, as well as by continuing restructuring charges. Partially offsetting these factors will be approximately $240 million of 2009 cost reductions resulting from the full-year effect of actions taken in 2008, as well as further cost reduction activities initiated or planned in 2009.  And although our 2009 earnings will be down significantly compared with 2008 earnings before restructuring charges, impairments, and special tax items, it remains our goal to exit 2009 with cash at or above the amount that we reported on our balance sheet at year-end 2008, without increased borrowings.
“As each day passes and we successfully execute against these actions, we become increasingly confident that we are well positioned to benefit from an economic recovery,” McCoy said.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
       Security analysts and investors wishing to participate via telephone should call (800) 857-1754 (passcode: Brunswick Q1).  Callers outside North America should call +1 (517) 308-9227 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, May 7, 2009, by calling (888) 445-8680 or (203) 369-3155.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2008.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	April 4,	March 29,	%
	2009	2008	Change

Net sales	$734.7	$1,346.8	-45%
Cost of sales	643.5	1,077.3	-40%
Selling, general and administrative expense	155.2	203.1	-24%
Research and development expense	23.9	33.9	-29%
Restructuring, exit and impairment charges	39.6	22.2	78%
Operating earnings (loss)	(127.5)	10.3	NM
Equity earnings (loss)	(3.2)	4.8	NM
Investment sale gain	-	19.7	NM
Other income (expense), net	(1.4)	1.1	NM
Earnings (loss) before interest and income taxes	(132.1)	35.9	NM
Interest expense	(18.2)	(11.5)	-58%
Interest income	0.5	1.4	-64%
Earnings (loss) before income taxes	(149.8)	25.8	NM
Income tax provision	34.4	12.5

Net earnings (loss)	$(184.2)	$13.3	NM

Earnings (loss) per common share:
Basic	$(2.08)	$0.15
Diluted	$(2.08)	$0.15

Weighted average shares used for computation of:
Basic earnings (loss) per common share	88.4	88.2
Diluted earnings (loss) per common share	88.4	88.3

Effective tax rate (1)	-23.0%	48.4%

Supplemental Information
Diluted net earnings (loss)	$(2.08)	$0.15
Restructuring, exit and impairment charges (2)	0.45	0.16
Investment sale gain, net of tax	-	(0.10)
Special tax items	0.40	-
Diluted net earnings (loss), as adjusted	$(1.23)	$0.21

(1)
The change in the effective tax rate in the first quarter of 2009 was primarily due to increases in state and foreign deferred tax valuation allowances resulting from cumulative losses reported by the company.

(2)	The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information (1)

	Three Months Ended
	Net Sales			Operating Earnings (2)			Operating Margin
	April 4,	March 29,	%	April 4,	March 29,	%	April 4,	March 29,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$343.9	$628.6	-45%	$(50.6)	$33.6	NM	-14.7%	5.3%
Boat	205.3	565.6	-64%	(72.3)	(17.4)	NM	-35.2%	-3.1%
Marine eliminations	(33.0)	(110.2)		-	-
Total Marine	516.2	1,084.0	-52%	(122.9)	16.2	NM	-23.8%	1.5%

Fitness	118.6	149.2	-21%	0.3	8.1	-96%	0.3%	5.4%
Bowling & Billiards	99.9	113.6	-12%	10.6	0.9	NM	10.6%	0.8%
Corp/Other	-	-		(15.5)	(14.9)	-4%
Total	$734.7	$1,346.8	-45%	$(127.5)	$10.3	NM	-17.4%	0.8%

(1)	During the first quarter of 2009, the company realigned the management of its marine service, parts and accessories businesses. The Boat segment's parts and accessories businesses of Attwood, Land 'N' Sea, Benrock, Inc., Kellog Marine, Inc. and Diversified Marine Products, L.P. are now being managed by the Marine Engine segment's service and parts business leaders. As a result, the parts and accessories businesses operating results previously reported in the Boat segment are now being reported in the Marine Engine segment. Segment results have been restated for all periods presented to reflect the change in Brunswick’s reported segments.

(2)	Operating earnings in the first quarter of 2009 include $39.6 million of pretax restructuring, exit and impairment charges. The $39.6 million charge consists of $11.7 million in the Marine Engine segment, $25.0 million in the Boat segment, $1.0 million in the Fitness segment, $0.8 million in the Bowling & Billiards segment and $1.1 million in Corp/Other. Operating earnings in the first quarter of 2008 include $22.2 million of pretax restructuring, exit and impairment charges. The $22.2 million charge consists of $1.5 million in the Marine Engine segment, $13.8 million in the Boat segment, $5.6 million in the Bowling & Billiards segment and $1.3 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	April 4,	December 31,	March 29,
	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$359.1	$317.5	$267.3
Accounts and notes receivables, net	381.9	444.8	648.8
Inventories
Finished goods	371.7	457.7	494.3
Work-in-process	232.6	248.2	346.0
Raw materials	97.0	105.8	143.9
Net inventories	701.3	811.7	984.2
Deferred income taxes	13.3	103.2	241.9
Prepaid expenses and other	48.8	59.7	57.5
Current assets	1,504.4	1,736.9	2,199.7

Net property	875.8	917.6	1,034.4

Other assets
Goodwill, net	287.8	290.9	678.4
Other intangibles, net	83.4	86.6	242.6
Investments	70.9	75.4	118.3
Other long-term assets	114.3	116.5	138.0
Other assets	556.4	569.4	1,177.3

Total assets	$2,936.6	$3,223.9	$4,411.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$2.4	$3.2	$0.9
Accounts payable	238.2	301.3	488.0
Accrued expenses	653.7	696.7	832.2
Current liabilities	894.3	1,001.2	1,321.1

Long-term debt	728.1	728.5	729.1
Other long-term liabilities	766.9	764.3	444.2
Common shareholders' equity	547.3	729.9	1,917.0

Total liabilities and shareholders' equity	$2,936.6	$3,223.9	$4,411.4

Supplemental Information
Debt-to-capitalization rate	57.2%	50.1%	27.6%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended
	April 4,	March 29,
	2009	2008

Cash flows from operating activities
Net earnings (loss)	$(184.2)	$13.3
Depreciation and amortization	41.6	44.3
Deferred income taxes	35.0	9.4
Changes in non-cash current assets and current liabilities	79.4	(136.6)
Impairment charges	4.0	8.4
Income taxes	69.1	(1.2)
Other, net	5.6	(11.7)
Net cash provided by (used for) operating activities	50.5	(74.1)

Cash flows from investing activities
Capital expenditures	(7.2)	(28.3)
Investments	(1.4)	(4.1)
Proceeds from investment sale	-	40.4
Proceeds from sale of property, plant and equipment	0.9	1.7
Other, net	(0.2)	0.2
Net cash provided by (used for) investing activities	(7.9)	9.9

Cash flows from financing activities
Net issuances (repayments) of short-term debt	(0.7)	0.3
Payments of long-term debt including current maturities	(0.3)	(0.2)
Net cash provided by (used for) financing activities	(1.0)	0.1

Net increase (decrease) in cash and cash equivalents	41.6	(64.1)
Cash and cash equivalents at beginning of period	317.5	331.4

Cash and cash equivalents at end of period	$359.1	$267.3

Free Cash Flow
Net cash provided by (used for) operating activities	$50.5	$(74.1)

Net cash provided by (used for):
Capital expenditures	(7.2)	(28.3)
Proceeds from investment sale	-	40.4
Proceeds from sale of property, plant and equipment	0.9	1.7
Other, net	(0.2)	0.2

Total free cash flow	$44.0	$(60.1)

Brunswick Corporation						Appendix
Segment Restatement
2007 - 2008
(in millions)
(unaudited)
	First Quarter - Year to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$635.9	$628.6	$39.4	$33.6	$3.4	$1.5
Boat	623.9	565.6	14.8	(17.4)	4.2	13.8
Marine eliminations	(124.4)	(110.2)	-	-	-	-
Total Marine	1,135.4	1,084.0	54.2	16.2	7.6	15.3

Fitness	145.0	149.2	8.1	8.1	-	-
Bowling & Billiards	105.8	113.6	8.3	0.9	-	5.6
Eliminations	(0.1)	-	-	-	-	-
Corporate/Other	-	-	(17.6)	(14.9)	-	1.3
Total	$1,386.1	$1,346.8	$53.0	$10.3	$7.6	$22.2

Brunswick Corporation						Appendix
Segment Restatement
2007 - 2008
(in millions)
(unaudited)
	Second Quarter - Year to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$1,397.6	$1,352.2	$128.2	$92.5	$3.4	$19.1
Boat	1,251.0	1,157.3	25.6	(59.6)	5.2	51.4
Marine eliminations	(237.5)	(207.2)	-	-	-	-
Total Marine	2,411.1	2,302.3	153.8	32.9	8.6	70.5

Fitness	289.0	306.1	15.5	16.3	-	1.3
Bowling & Billiards	209.0	224.0	5.6	(18.9)	-	25.4
Eliminations	(0.1)	(0.2)	-	-	-	-
Corporate/Other	-	-	(35.6)	(37.2)	0.1	8.1
Total	$2,909.0	$2,832.2	$139.3	$(6.9)	$8.7	$105.3

	Second Quarter - Quarter to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$761.7	$723.6	$88.8	$58.9	$-	$17.6
Boat	627.1	591.7	10.8	(42.2)	1.0	37.6
Marine eliminations	(113.1)	(97.0)	-	-	-	-
Total Marine	1,275.7	1,218.3	99.6	16.7	1.0	55.2

Fitness	144.0	156.9	7.4	8.2	-	1.3
Bowling & Billiards	103.2	110.4	(2.7)	(19.8)	-	19.8
Eliminations	-	(0.2)	-	-	-	-
Corporate/Other	-	-	(18.0)	(22.3)	0.1	6.8
Total	$1,522.9	$1,485.4	$86.3	$(17.2)	$1.1	$83.1

Brunswick Corporation						Appendix
Segment Restatement
2007 - 2008
(in millions)
(unaudited)
	Third Quarter - Year to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$2,040.2	$1,867.4	$177.4	$82.8	$4.8	$37.7
Boat	1,780.2	1,471.5	(66.4)	(595.9)	74.9	543.0
Marine eliminations	(347.8)	(270.6)	-	-	-	-
Total Marine	3,472.6	3,068.3	111.0	(513.1)	79.7	580.7

Fitness	439.2	467.7	27.3	26.6	-	2.1
Bowling & Billiards	323.6	335.1	5.4	(29.3)	-	40.8
Eliminations	(0.2)	(0.1)	-	-	-	-
Corporate/Other	-	-	(50.7)	(57.4)	0.1	15.9
Total	$4,235.2	$3,871.0	$93.0	$(573.2)	$79.8	$639.5

	Third Quarter - Quarter to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$642.6	$515.2	$49.2	$(9.7)	$1.4	$18.6
Boat	529.2	314.2	(92.0)	(536.3)	69.7	491.6
Marine eliminations	(110.3)	(63.4)	-	-	-	-
Total Marine	1,061.5	766.0	(42.8)	(546.0)	71.1	510.2

Fitness	150.2	161.6	11.8	10.3	-	0.8
Bowling & Billiards	114.6	111.1	(0.2)	(10.4)	-	15.4
Eliminations	(0.1)	0.1	-	-	-	-
Corporate/Other	-	-	(15.1)	(20.2)	-	7.8
Total	$1,326.2	$1,038.8	$(46.3)	$(566.3)	$71.1	$534.2

Brunswick Corporation						Appendix
Segment Restatement
2007 - 2008
(in millions)
(unaudited)
	Fourth Quarter - Year to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$2,639.5	$2,207.6	$195.8	$69.9	$4.8	$36.9
Boat	2,367.5	1,719.5	(93.5)	(655.3)	80.9	582.4
Marine eliminations	(436.2)	(306.0)	-	-	-	-
Total Marine	4,570.8	3,621.1	102.3	(585.4)	85.7	619.3

Fitness	653.7	639.5	59.7	52.2	-	3.3
Bowling & Billiards	446.9	448.3	16.5	(12.7)	2.8	44.6
Eliminations	(0.2)	(0.2)	-	-	-	-
Corporate/Other	-	-	(71.3)	(65.7)	0.1	21.2
Total	$5,671.2	$4,708.7	$107.2	$(611.6)	$88.6	$688.4

	Fourth Quarter - Quarter to Date

	Net Sales		Operating Earnings		Restructuring
	2007	2008	2007	2008	2007	2008
Marine Engine	$599.3	$340.2	$18.4	$(12.9)	$-	$(0.8)
Boat	587.3	248.0	(27.1)	(59.4)	6.0	39.4
Marine eliminations	(88.4)	(35.4)	-	-	-	-
Total Marine	1,098.2	552.8	(8.7)	(72.3)	6.0	38.6

Fitness	214.5	171.8	32.4	25.6	-	1.2
Bowling & Billiards	123.3	113.2	11.1	16.6	2.8	3.8
Eliminations	-	(0.1)	-	-	-	-
Corporate/Other	-	-	(20.6)	(8.3)	-	5.3
Total	$1,436.0	$837.7	$14.2	$(38.4)	$8.8	$48.9